Exhibit 99.1

Press Release

Titan Corporation Announces Senior Debt Repricing

SAN DIEGO, CA – September 7, 2004 –The Titan Corporation (NYSE:TTN), a leading national security solutions provider, announced today that it has completed an amendment to its senior secured credit agreement.  The amendment, negotiated with a syndicate of financial institutions led by Wachovia Securities, is being filed with the Securities and Exchange Commission (SEC) on Form 8-K following this release.  The amendment was effective September 2, 2004.   The following is a summary of the terms of the amendment:

•                  A reduced rate on Titan’s Term B loan from LIBOR plus 325 basis points (or prime plus 200 basis points) to LIBOR plus 275 basis points (or prime plus 150 basis points), based on Titan’s current senior debt credit rating;

•                  A provision to increase or decrease the rate on the Term B loan to either LIBOR plus 300 basis points (or prime plus 175 basis points) or LIBOR plus 250 basis points (or prime plus 125 basis points), if Titan’s current senior debt credit rating changes, per the terms of the amendment;

•                  The definition of EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) has been modified.  As modified, EBITDA excludes settlement charges relating to the FCPA investigations by the SEC and Department of Justice (DOJ), subject to certain limitations; and

•                  A call premium of 101% if the Term B loan is refinanced within one year from the amendment date

As of September 7, 2004, the principal balance on Titan’s Term B loan is $343 million.  The repricing does not affect Titan’s revolving loan within the credit facility.  Details of the summary of terms described above are provided in the amendment as filed with the SEC.  Investors are encouraged to read the entire amendment as filed by Titan with the SEC.

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. As a provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

Media Contact: Wil Williams, Vice President Corporate Communications, (858) 552-9724 or wwilliams@titan.com

Investor Relations Contact: The Berlin Group, Inc., (858) 552-9400 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact: invest@titan.com

For more information on The Titan Corporation, please visit our website at: www.titan.com or visit Titan’s investor page at: www.titan.com/investor/

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3033 Science Park Road • San Diego, California 92121

(858) 552-9500